Filed Pursuant to Rule 424(b)(3)

Registration No. 333-122937

 Prospectus Supplement No. 1

(To Prospectus Dated September 26, 2005)

ATTUNITY LTD.

This prospectus supplement updates the prospectus dated September 26, 2005, which relates to the resale by the holders of our Warrants and the Ordinary Shares issuable upon exercise of the Warrants. Each Warrant entitles the holder of such Warrant to purchase one Ordinary Share at an exercise price of $2.75 per share and expires on January 23, 2008. The terms of the Warrants are set forth in the prospectus.

We are providing this prospectus supplement to update the table in the prospectus under the caption "Selling Shareholders", to reflect the acquisition by certain of our shareholders from funds led by WPG Select Technology, or collectively, WPG, of Warrants to purchase, in the aggregate, 261,842 Ordinary Shares. The amounts set forth below are based upon information provided to us by the selling shareholders (or their representatives), or on our records, and are accurate to the best of our knowledge. You should read this prospectus supplement together with the prospectus dated September 26, 2005, which is to be delivered with this prospectus supplement.

The table below sets forth additional information concerning beneficial ownership of the Warrants and the Ordinary Shares issuable upon exercise of the Warrants, and supplements and amends the table appearing under “Selling Shareholders” beginning on page 16 of the prospectus. To the extent that a selling shareholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling shareholder updates and amends the information in the prospectus.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned prior to Offering	Percentage of Ordinary Shares Beneficially Owned prior to Offering	Maximum Number of Ordinary Shares Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Beneficially Owned After Offering
Shimon Alon	6,552,496 (1)(2)	30.0%	48,179	6,504,317	29.8%
Ron Zuckerman	6,502,496 (3)(2)	29.9%	48,179	6,454,317	29.7%
Aki Ratner	6,832,496 (4)(2)	30.9%	20,947	6,811,549	30.8%
Sharon Kotlicki-Perry	588,109 (5)	3.3%	24,089	564,020	3.1%
Avishai Kotlicki	294,054 (6)	1.6%	12,045	282,009	1.6%
Genia Kotlicki	294,054 (7)	1.6%	12,045	282,009	1.6%
GF Capital Management & Advisors, LLC	705,730 (8)	3.9%	28,907	676,823	3.7%
Peter Luggen	470,489 (9)	2.6%	19,272	451,217	2.5%
Barrossa Finance Ltd.	1,176,220 (10)	6.4%	48,179	1,128,041	6.0%

(1) Includes 327,505 Ordinary Shares issuable upon exercise of Series A Warrants, 135,454 Ordinary Shares issuable upon exercise of Series B Warrants, 210,286 Ordinary Shares issuable upon a conversion of a Convertible Promissory Note, 48,179 Ordinary Shares issuable upon exercise of Warrants purchased from WPG, 150,000 Ordinary Shares issuable upon exercise of a Warrant and 10,000 Ordinary Shares issuable upon exercise of an Option.

(2) Pursuant to the terms of a certain stockholders agreement effective as of February 26, 2004 (as amended in March 2006), Messrs. Shimon Alon, Ron Zuckerman, and Aki Ratner, in any combination of two signatories, were granted dispositive power over the acquisition, disposition, exercise and/or conversion of our securities which were purchased by, or assigned to, the following persons and entities: Shimon Alon, Ron Zuckerman, Aki Ratner, GF Capital Management & Advisors, LLC, Peter Luggen, Sharon Kotlicki-Pery, Avishai Kotlicki, Genia Kotlicki and Barrossa Finance Ltd. Further, Messrs. Shimon Alon, Ron Zuckerman, and Aki Ratner were granted sole and discretionary power, in any combination of two signatories, to exercise the voting rights of each of our securities held by the persons listed above. Therefore, Messrs. Shimon Alon, Ron Zuckerman, and Aki Ratner may also be deemed to be the beneficial owners of all of our securities held by these persons.

(3) Includes 327,505 Ordinary Shares issuable upon exercise of Series A Warrants, 135,454 Ordinary Shares issuable upon exercise of Series B Warrants, 210,286 Ordinary Shares issuable upon a conversion of a Convertible Promissory Note, 48,179 Ordinary Shares issuable upon exercise of Warrants purchased from WPG, 100,000 Ordinary Shares issuable upon exercise of a Warrant and 10,000 Ordinary Shares issuable upon exercise of an Option.

(4) Includes 142,393 Ordinary Shares issuable upon exercise of Series A Warrants, 58,893 Ordinary Shares issuable upon exercise of Series B Warrants, 91,429 Ordinary Shares issuable upon a conversion of a Convertible Promissory Note, 20,947 Ordinary Shares issuable upon exercise of Warrants purchased from WPG, 190,000 Ordinary Shares issuable upon exercise of a Warrant and 250,000 Ordinary Shares issuable upon exercise of an Option.

(5) Includes 163,752 Ordinary Shares issuable upon exercise of Series A Warrants, 67,727 Ordinary Shares issuable upon exercise of Series B Warrants, 105,143 Ordinary Shares issuable upon a conversion of a Convertible Promissory Note, and 24,089 Ordinary Shares issuable upon exercise of Warrants purchased from WPG.

(6) Includes 81,876 Ordinary Shares issuable upon exercise of Series A Warrants, 33,863 Ordinary Shares issuable upon exercise of Series B Warrants, 52,571 Ordinary Shares issuable upon a conversion of a Convertible Promissory Note, and 12,045 Ordinary Shares issuable upon exercise of Warrants purchased from WPG.

(7) Includes 81,876 Ordinary Shares issuable upon exercise of Series A Warrants, 33,863 Ordinary Shares issuable upon exercise of Series B Warrants, 52,571 Ordinary Shares issuable upon a conversion of a Convertible Promissory Note, and 12,045 Ordinary Shares issuable upon exercise of Warrants purchased from WPG.

(8) Includes 196,503 Ordinary Shares issuable upon exercise of Series A Warrants, 81,272 Ordinary Shares issuable upon exercise of Series B Warrants, 126,171 Ordinary Shares issuable upon a conversion of a Convertible Promissory Note, and 28,907 Ordinary Shares issuable upon exercise of Warrants purchased from WPG. Mr. Gary L. Fuhrman is the principal owner of GF Capital Management & Advisors, LLC and has controlling responsibility for the voting and disposition of the Ordinary Shares, and the Ordinary Shares issuable under the Promissory Note and Warrants, held by GF Capital Management & Advisors, LLC. GF Capital Management Advisors, LLC has informed us in writing that it is an affiliate of a registered broker-dealer. GF Capital Management Advisors, LLC has further informed us in writing that it acquired its Ordinary Shares, and its securities exercisable or convertible into Ordinary Shares, that are being registered under the registration statement of which this prospectus supplement forms a part, in the ordinary course of business and that at the time it purchased such shares and securities it did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the Ordinary Shares or securities.

(9) Includes 131,002 Ordinary Shares issuable upon exercise of Series A Warrants, 54,182 Ordinary Shares issuable upon exercise of Series B Warrants, 84,114 Ordinary Shares issuable upon a conversion of a Convertible Promissory Note, and 19,272 Ordinary Shares issuable upon exercise of Warrants purchased from WPG.

(10) Includes 327,505 Ordinary Shares issuable upon exercise of Series A Warrants, 135,454 Ordinary Shares issuable upon exercise of Series B Warrants, 210,286 Ordinary Shares issuable upon a conversion of a Convertible Promissory Note, and 48,179 Ordinary Shares issuable upon exercise of Warrants purchased from WPG. Mr. Ryan Rudolph exercises sole voting and dispositive powers with respect to the Ordinary Shares, and the Ordinary Shares issuable under the Promissory Note and Warrants, held by Barrossa Finance Ltd.

Investing in the Warrants and our Ordinary Shares involves a high degree of risk.

See “Risk Factors” beginning on page 5 of the prospectus.

We will not receive any of proceeds from the sale of Warrants or the Ordinary Shares by the selling shareholders other than the exercise price of the Warrants. The selling shareholders may sell the Warrants or the Ordinary Shares either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices, or as further disclosed under “Offer Statistics, Expected Time Table and Plan of Distribution” beginning on page 18 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 11, 2006.